As filed with the Securities and Exchange Commission on September 1, 2006
REGISTRATION NO. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AFC ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	58-2016606
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
5555 Glenridge Connector, N.E., Suite 300
Atlanta, Georgia 30328
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)
AFC ENTERPRISES, INC.
2006 INCENTIVE STOCK PLAN
(Full Title of the Plan)
H. Melville Hope, III
Chief Financial Officer
AFC Enterprises, Inc.
5555 Glenridge Connector, N.E., Suite 300
Atlanta, Georgia 30328
(404) 459-4450
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)
COPIES TO:

Harold M. Cohen	John D. Wilson
Senior Vice President, Legal Affairs	King & Spalding LLP
General Counsel and Secretary	1180 Peachtree Street, N.E.
AFC Enterprises, Inc.	Atlanta, Georgia 30309-3521
5555 Glenridge Connector, N.E., Suite 300	(404) 572-4600
Atlanta, Georgia 30328
(404) 459-4450
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered	Share (1)	Price (1)	Registration Fee
Common Stock, $.01 par value per share	3,298,985	$14.81	$48,857,968	$5,228

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h), based upon the average of the high and low reported sales price of the Registrant’s Common Stock on the Nasdaq National Market on August 29, 2006.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
     The documents containing information specified in Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
PART II
     This Registration Statement on Form S-8 relates to 3,298,985 shares of common stock, par value $.01 per share (the “Common Stock”), of AFC Enterprises, Inc. (the “Company”), reserved for issuance pursuant to the AFC Enterprises, Inc. 2006 Incentive Stock Plan (the “Plan”).
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents have been previously filed by the Company with the Securities and Exchange Commission (the “Commission”) and are incorporated by reference into this Registration Statement as of their respective dates:
     (a) The Company’s Annual Report on Form 10-K for the year ended December 25, 2005;
     (b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended April 16, 2006 and July 9, 2006;
     (c) The Company’s Current Reports on Form 8-K filed on February 23, 2006, March 14, 2006, March 16, 2006, March 20, 2006, May 3, 2006, June 1, 2006, the portion of the Form 8-K filed on June 29, 2006 under the heading “Item 8.01”, August 8, 2006, August 16, 2006; and
     (g) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated February 21, 2001, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in any document incorporated by reference or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Inapplicable.
Item 5. Interests of Named Experts and Counsel.
     The Company has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on our past financial statements included in the Registration Statement.
Item 6. Indemnification of Directors and Officers.
     The Company’s articles of incorporation provide that each of its directors shall not be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under sections 302A.559 or 80A.23 of the Minnesota Business Corporation Act; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when the articles of incorporation became effective.
     The Company’s articles of incorporation also provide that if the Minnesota Business Corporation Act is amended to authorize any further limitation of the liability of a director, then the liability of a director is eliminated or limited to the fullest extent permitted by the amended act. Further, the Company’s bylaws provide that it shall indemnify its directors and officers to the maximum extent permitted by the Minnesota Business Corporation Act, Section 302A.521, as amended.
     Section 302A.521 of the Minnesota Business Corporation Act requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company (including service with respect to another organization or employee benefit plan at the request of the Company) against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and the applicable statutory provisions have been satisfied in the case of any conflict of interest affecting a director; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or in the case of service with another organization at the request of the Company, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subdivision 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification and payment of expenses by the Company is made by a majority of the disinterested directors present at a board meeting at which a disinterested quorum is present, or by a majority of a designated committee of disinterested directors, by special legal counsel selected by means specified in the statute, by the disinterested shareholders, by a court or, in certain circumstances, by an annually appointed committee of the board.
     The Company has also entered into indemnification agreements with each of its directors and officers. The indemnification agreements may require it, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.
     The Company carries directors’ and officers’ liability insurance covering its directors and officers.
     Insofar as indemnification for liabilities under the Securities Act may be permitted for directors, officers or persons controlling the Company pursuant to the foregoing provisions, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemptions from Registration Claimed.
     Inapplicable.

Item 8. Exhibits.

Exhibit	Description
4.1	Form of Common Stock Certificate (filed as Exhibit 4.9 to the Company’s Registration Statement on Form S-1 (Registration No. 333-52608) on December 22, 2000 and incorporated by reference herein).

4.2	Article 3 of the Company’s Articles of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q on August 14, 2002 and incorporated by reference).

4.3
Articles II, V, VI and X of the Company’s Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004 on April 25, 2005 and incorporated by reference).

5.1	Opinion of Krass Monroe, P.A.

23.1	Consent of Krass Monroe, P.A. (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP

23.3	Consent of KPMG LLP

24.1	Powers of Attorney (included on signature page).

99.1	AFC Enterprises, Inc. 2006 Incentive Stock Plan (incorporated by reference to Exhibit A to the Company's Definitive Proxy Statement filed on April 17, 2006).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided however, that:
Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the Registrant is relying on Rule 430B:
(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on this 1st day of September 2006.

AFC ENTERPRISES, INC.
By:	/s/ Kenneth L. Keymer
Kenneth L. Keymer
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth L. Keymer and H. Melville Hope, III and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such persons and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all Exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kenneth L. Keymer Kenneth L. Keymer	Chief Executive Officer (Principal Executive Officer)	September 1, 2006

/s/ H. Melville Hope H. Melville Hope	Chief Financial Officer (Principal Financial and Accounting Officer)	September 1, 2006

/s/ Frank J. Belatti Frank J. Belatti	Director, Chairman of the Board	September 1, 2006

/s/ Victor Arias, Jr. Victor Arias, Jr.	Director	September 1, 2006

/s/ Carolyn H. Byrd Carolyn H. Byrd	Director	September 1, 2006

/s/ R. William Ide, III R. William Ide, III	Director	September 1, 2006

/s/ Kelvin J. Pennington Kelvin J. Pennington	Director	September 1, 2006

/s/ John M. Roth John M. Roth	Director	September 1, 2006

/s/ John F. Hoffner John F. Hoffner	Director	September 1, 2006

EXHIBIT INDEX

Exhibit	Description
4.1	Form of Common Stock Certificate (filed as Exhibit 4.9 to the Company’s Registration Statement on Form S-1 (Registration No. 333-52608) on December 22, 2000 and incorporated by reference herein).

4.2	Article 3 of the Company’s Articles of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q on August 14, 2002 and incorporated by reference).

4.3	Articles II, V, VI and X of the Company’s Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K on April 25, 2005 and incorporated by reference).

5.1	Opinion of Krass Monroe, P.A.

23.1	Consent of Krass Monroe, P.A. (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP

23.3	Consent of KPMG LLP

24.1	Powers of Attorney (included on signature page).

99.1	AFC Enterprises, Inc. 2006 Incentive Stock Plan. (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed on April 17, 2006)